UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2008

CSS Industries, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	1-2661	13-1920657
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1845 Walnut Street, Philadelphia, PA	19103
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 569-9900

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 5, 2008, a subsidiary of our Berwick Offray LLC company entered into an Asset Purchase Agreement (“Purchase Agreement”) for the acquisition of substantially all of the business and assets of Hampshire Paper Corp. (“Hampshire Paper”), a manufacturer and supplier of waxed tissue, paper, foil, and foil decorative packaging to the wholesale floral and horticultural industries. The acquisition was completed contemporaneously with the execution of the Purchase Agreement. The acquisition purchase price was $10,250,000, and is subject to certain post-closing adjustments and indemnification obligations. The purchase price was paid in immediately available funds at closing, and $1,800,000 of the purchase price is being held in escrow as a source of funding for indemnification and other post-closing obligations of Hampshire Paper and its shareholders.

The parties to the Purchase Agreement are Lion Ribbon Company, Inc. (“Lion Ribbon”), a wholly owned subsidiary of Berwick Offray LLC; Granite Acquisition Corp., a wholly-owned subsidiary of Lion Ribbon and the entity that acquired substantially all of the business and assets of Hampshire Paper; Hampshire Paper; and the shareholders of Hampshire Paper, Peter B. Stepanek and Michael J. Stepanek.

In addition to the foregoing, reference is made to the agreement described in Item 2.03 of this Current Report on Form 8-K, and such description is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 1, 2008, we entered into an agreement with PNC Bank, National Association (“PNC”) for a new $10,000,000 revolving line of credit facility. Under the agreement, we may borrow, repay and reborrow up to $10,000,000 until the expiration date of this new credit facility, which is September 29, 2008 or, if earlier, the date of termination of our existing $50,000,000 revolving credit facility provided by five banks, including PNC, as administrative agent and a lender. Interest on the new facility accrues at LIBOR plus 1%, and all borrowings under the new facility are required to be repaid on or before the expiration date of the new facility. Proceeds from borrowings under the new facility may be used for working capital and other general corporate purposes. Under the new facility, we are required to remain in compliance with the covenants contained in our existing $50,000,000 revolving credit facility.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At our Annual Meeting of the Stockholders held on July 31, 2008, our stockholders approved an Amendment (the “Amendment”) to our 2004 Equity Compensation Plan, as amended (the “Plan”). The Amendment, which became effective on July 31, 2008, added provisions to the Plan that permit restricted stock grants and stock bonus awards under the Plan to be structured so as to qualify for the performance-based compensation exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and, therefore, qualify for exemption from the $1,000,000 deduction limit under Section 162(m) of the Code. A copy of our 2004 Equity Compensation Plan, as amended and restated to include the Amendment approved on July 31, 2008, is filed herewith as Exhibit 10.1

On July 31, 2008, our stockholders also approved our Management Incentive Program, as amended on June 3, 2008 (the “MIP”). We sought stockholder approval of the MIP so that the Human Resources Committee (the “Committee”) of our Board of Directors would have the ability to issue incentive compensation awards under the MIP that qualify for the performance-based compensation exemption under Section 162(m) of the Code and, therefore, qualify for exemption from the $1,000,000 deduction limit under Section 162(m) of the Code.

As a result of approval of the MIP by our stockholders, the awards under the MIP that had been granted by the Committee on June 3, 2008, subject to approval of the MIP by the stockholders of the Company (the “Conditional Awards”), have now received the required stockholder approval. The Conditional Awards are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The Conditional Awards granted to our named executive officers are described on pages 13 (beginning with the paragraph “Awards Under the MIP”) and 14 of the Proxy Statement for our July 31, 2008 Annual Meeting of Stockholders filed with the Securities and Exchange Commission on June 19, 2008, and such description is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On August 5, 2008, we issued a press release announcing our acquisition of substantially all of the assets and business of Hampshire Paper. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K. This press release is being furnished pursuant to General Instruction B.2 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor is it subject to the liabilities of that section or deemed incorporated by reference into any filing made by us under the Exchange Act and/or the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits

10.1	2004 Equity Compensation Plan (amended and restated as of July 31, 2008)

99.1	Press Release dated August 5, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSS Industries, Inc.
(Registrant)

By: /s/William G. Kiesling
William G. Kiesling
Vice President – Legal and Human
Resources and General Counsel

Date: August 6, 2008

EXHIBIT INDEX

Exhibit	Description

10.1	2004 Equity Compensation Plan (amended and restated as of July 31, 2008)

99.1	Press Release dated August 5, 2008.

5